Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 7, 2011, is between SUNSHINE SILVER MINES CORPORATION (the “Company”) and John Galassini (the “Executive” and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS:

The Parties wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Parties agree as follows:

AGREEMENT

1. Employment and Term. The Company agrees to, and does hereby, employ the Executive, and the Executive agrees to, and does hereby accept, such employment, upon the terms and subject to the conditions set forth in this Agreement. The Executive’s employment will begin on August 8, 2011 (the “Start Date”) and continue at will, which means that the Executive or the Company may terminate the Executive’s employment at any time for any reason, or for no reason, with or without cause (the “Term”). If the Company terminates this Agreement and the Executive’s employment, the Company shall provide the Executive with notice and reason for the termination within ten (10) calendar days of the effective date of such termination.

2. Position and Duties.

(a) During the Term, the Company shall employ the Executive as Chief Operating Officer. The Executive shall perform the duties and have the responsibilities customarily associated with the position of Chief Operating Officer, which shall include, without limitation, overseeing all operating, development, technical, environmental, and health and safety activities by the Company. The Executive will work closely with the Company’s Chairman and Chief Executive Officer to execute corporate strategies while ensuring the Company achieves its performance targets.

(b) The Executive’s work will be based in Denver, Colorado. However, the Executive may be required to work, as needed, at the various Company projects and offices.

(c) The Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company.

(d) The Executive acknowledges and agrees that (i) the Executive owes the Company a duty of loyalty as a fiduciary of the Company, and (ii) the obligations described in this Agreement are in addition to, and not in lieu of, the obligations the Executive owes the Company under the common law.

3. Base Salary, Bonus. Equity/Options, and Benefits.

(a) Base Salary. During the Term, the Executive’s base salary shall be $350,000.00 per annum (“Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Base Salary will be subject to review on an annual basis and may be adjusted in accordance with the procedures set forth by the Company’s Compensation Committee.

(b) Annual Bonus. During the Term, provided that the Executive is employed by the Company on December 31st of the applicable year, the Executive will be eligible to participate in a bonus plan pursuant to which (i) at the end of 2011, he will be entitled to receive an annual target bonus in the amount of fifty percent (50%) of his Base Salary and up to one-hundred percent (100%) of Base Salary upon achievement by the Executive and the Company of certain targets as determined solely in the discretion of the Company’s Compensation Committee (the “Annual Bonus”). The Annual Bonus actually paid, if any, will depend on the actual performance of the Company and the Executive as determined by the Compensation Committee. In all events the Annual Bonus, if earned, will be paid no later than March 15th following the applicable year for which it is earned.

(c) Options.

(i) Effective as of the start date, the Company shall grant to the Executive an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $27.65 per share. The Stock Options will be subject to the adjustment provisions set forth in the Company’s Long-Term Incentive Plan.

(ii) The Stock Options shall vest in three equal annual installments on the first, second and third anniversaries of the applicable grant date (each, a “Vesting Date”), provided in each case that the Executive is employed by the Company on the applicable Vesting Date. The Stock Options shall have a ten-year term (subject to earlier termination upon termination of employment as described herein and in the applicable option agreement) and shall be subject to the terms and conditions of the Company’s Long-Term Incentive Plan and option agreements, all of which shall be consistent with the Executive’s rights set forth in this Section 3(c). The Executive may receive additional stock option or other equity compensation grants in the future in the sole discretion of the Company’s Compensation Committee.

(d) Employee Benefits. During the Term, the Executive shall be entitled to participate in the Company’s various employee benefit plans that are, from time to time, made generally available to the Company’s employees, as such plans are established and pursuant to the terms and conditions of such plans. These plans include group health, vision and dental plan; short-term and long-term disability plan; life insurance plan; and 401(k)plan.

(e) Vacation. The Executive shall be entitled to four (4) weeks paid vacation time per calendar year, pro-rated for any partial year of employment, subject to the terms of the Company’s vacation time policy.

(f) Expense Reimbursement. The Executive shall receive reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company. All requests for reimbursement of business-related expenses shall be subject to the Company’s travel policy and requirements with respect to reporting and documentation of expenses.

(g) Relocation. The Company will reimburse the employee for reasonable costs of relocation from Reno Nevada to Denver Colorado. The relocation reimbursement shall include the lessor of (3) months of temporary living expense in Denver or a period until the employee secures full-time living accommodation. The employee is responsible for selling his house in Reno Nevada. The Company will guarantee the employee receives the average appraised value for his home based on the average of (3) appraisals by licensed appraisers. The Company will reimburse costs of relocation of the employee’s personal goods from Reno Nevada to Denver Colorado based upon the intermediate of (3) bids from professional moving specialists. The Company will provide the employee with the equivalent of (1) month of base salary as an allowance for expenses to establish residence in Denver Colorado.

4. Compensation Upon Termination, Resignation, Disability or Death.

(a) Termination without Cause. If the Executive’s employment is terminated by the Company without Cause, the Company shall pay the Executive any Base Salary and Annual Bonus from the preceding calendar year to the extent accrued but unpaid as of the effective date of the Executive’s termination; accrued but unused vacation in accordance with Company policy; and all business expenses that were incurred and not reimbursed but eligible for reimbursement (collectively, the “Accrued Obligations”). In addition, the Executive will be entitled to a prorated amount of the current calendar year Annual Bonus, with payment of such prorated Annual Bonus to be made at the same time as annual bonuses are made to other executives of the Company in the ordinary course (but in no event later than March 15th of the calendar year following the calendar year in which the termination occurs (the “Pro Rata Bonus”). In addition, subject to Section 19, the Company will pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect on the date of termination, payable in a lump sum within sixty (60) calendar days of the date of termination. Provided the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall also pay, on the Executive’s behalf, the portion of monthly premiums for the Executive’s group health insurance, including coverage for the Executive’s dependents, that the Company paid immediately prior to the date of termination, during the twelve (12) month period following the date of termination, subject to the Executive’s continued eligibility for COBRA coverage. The Company will pay for such COBRA coverage for eligible dependents only for those dependents who were enrolled immediately prior to the date of termination. The Executive will continue to be required to pay that portion of the premium for the Executive’s health coverage, including coverage for the Executive’s eligible dependents, that the Executive was required to pay as an active employee immediately prior to the date of termination. Notwithstanding the foregoing, in the event that under applicable guidance the reimbursement of COBRA premiums causes the Company’s group health plan to violate any applicable nondiscrimination rule, the parties agree to negotiate in good faith a mutually agreeable alternative arrangement. Upon termination under this Section 4(a), (i) the Stock Options shall cease vesting and (ii) all vested Stock Options shall remain exercisable until the earlier of (x) the date one hundred eighty (180) calendar days following termination of employment or (y) the expiration of the original option term.

(b) Resignation for Good Reason. If the Executive resigns for Good Reason, the Company shall pay the Executive the same sums and in the same manner, and his rights to the Stock Options shall be the same, as to which the Executive would be entitled if he had been terminated by the Company without Cause, as set forth in subsection (a) above. The Executive shall provide 30 days’ prior written notice to the Company of his decision to resign for Good Reason.

(c) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the Company shall pay the Executive the Accrued Obligations. Upon termination under this Section 4(c), any outstanding Stock Options shall cease to be exercisable and will be forfeited.

(d) Resignation without Good Reason. If the Executive resigns without Good Reason, the Company shall pay the Executive the Accrued Obligations. The Executive shall provide 60 days’ prior written notice to the Company of his decision to resign without Good Reason. The Stock Options, to the extent exercisable at the Executive’s termination of employment, shall remain exercisable until the earlier of (i) the date thirty (30) calendar days following termination of employment under this Section 4(d) or (ii) the expiration of the original option term.

(e) Disability. Subject to any state or federal law or regulation governing employees with disabilities, the Company may terminate the Executive’s employment upon the Disability of the Executive. In the event the Executive is terminated under this Section 4(e), the Company shall pay the Executive the Accrued Obligations and the Pro Rata Bonus. In addition, in such event, the Company shall cause Executive to fully vest in the Stock Options, and the Stock Options shall remain exercisable until the earlier of (i) the date one (1) year following termination of employment under this Section 4(e) or (ii) the expiration of the original option term.

(f) Death. If the Executive’s employment is terminated due to the Executive’s death, the Company shall pay the Executive’s estate the Accrued Obligations and the Pro Rata Bonus. In addition, in such event, the Company shall cause Executive’s estate to fully vest in all Stock Options referred to in Section 3(c) of this Agreement, and such Stock Options shall remain exercisable until the earlier of (i) the date one (1) year following termination of employment under this Section 4(f) or (ii) the expiration of the original option term.

(g) For purposes of this Agreement:

(i) “Cause” means the Executive’s (a) conviction of, guilty plea to or confession of guilt of, or plea of nolo contendere to a felony, or an act involving moral turpitude which could have a material adverse effect on the Company; (b) willful dishonesty, fraud or conduct that constitutes a felony or an act involving moral turpitude or a breach of fiduciary duty or any material misrepresentation in connection with the Executive’s employment; (c) action that exposes the Company to a material risk of legal liability or public disgrace or disrepute including, without limitation, violation of any law, rule or regulation that could expose the Company to a material legal or monetary fine or penalty; (d) neglect of his duties or substantial failure to perform duties as reasonably directed by the Board of Directors; (e) gross negligence or willful misconduct with respect to Company affairs or the Executive’s obligations hereunder; or (f) any other material breach of this or any other agreement with the Company or any material Company policy, which breach is not cured within at least fifteen (15) calendar days after receipt by the Executive of written notice from the Company of such breach, but only if such breach is able to be cured during such fifteen (15) calendar day period.

(ii) “Good Reason” means: (a) a material diminution in the Executive’s Base Salary, except where such reduction occurs as part of an across-the-board reduction in salary affecting all senior executives of the Company; or (b) any other action or inaction by the Company that constitutes a material breach of this Agreement. The foregoing shall constitute Good Reason only if (i) the Executive provides written notice to the Company of any event(s) alleged to constitute Good Reason within ninety (90) calendar days of the initial occurrence of the event, with such notice providing a detailed description of the circumstances constituting Good Reason (a “Good Reason Notice”), (ii) any such breach is not remedied or cured within fifteen (15) calendar days after the Company’s receipt of a written Good Reason Notice from the Executive (the “Cure Period”) and (iii) the Executive actually terminates employment within thirty (30) calendar days following the expiration of the Cure Period.

(iii) “Disability” means that the Executive is disabled within the meaning of the Company’s group long-term disability insurance policy. If no long term disability insurance is in place, then Disability shall mean that the Executive, due to illness, accident, or other physical or mental incapacity, has been substantially unable to perform his duties under this Agreement for a period of at least six (6) consecutive months during the Term as established by the written opinion of a licensed independent physician selected by the Company.

(h) Deemed Resignation. Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall constitute an automatic resignation of the Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of the Executive from the board of directors or similar governing body of the Company or any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative.

(i) Clawback. The Executive agrees and acknowledges that any and all compensation the Executive receives pursuant to this Agreement shall be subject to clawback by the Company in the event of a financial restatement or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company and is generally applicable to senior executives of the Company.

5. Confidentiality and Non-Solicitation.

(a) For purposes of this Agreement, “Confidential Information” means (i) communications, data, formulae and related concepts, business plans (both current and under development), profit and loss statements, spreadsheets, contact or distribution lists, non-public personnel lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, trading, investments, sales activities, promotions, credit and financial data, financing methods, research, plans or the business and affairs of the Company; (ii) any other information which is to be treated as confidential or non-public because of any duty of confidentiality owed by the Company to a third party; and (iii) any other information which the Company shall, in the ordinary course, use and not release externally, except subject to restrictions on use and disclosure. Notwithstanding the foregoing, Confidential Information does not include information that (A) is or becomes generally publicly available other than as a result, directly or indirectly, of the Executive’s disclosure or (B) is or becomes available to the Executive on a non-confidential basis from a source other than through the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual or legal obligation.

(b) The Executive acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. The Executive agrees (i) not to use or allow or help another to use or access (whether for compensation or not) any Confidential Information for himself or others (other than the Company); and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during or after the Executive’s employment by the Company, except as required in the execution of the Executive’s duties to the Company and then conditioned upon the prompt return of all originals and reproductions thereof (in whatever form).

(c) During the Term and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly, on behalf of himself or any other person or entity, without the prior written consent of the Company solicit or induce any employee of or consultant or service provider to the Company (each, a “Service Provider”) to leave the employ of or cease performing services for the Company, or engage in any plan or coordinate with any Service Provider to leave the employ of or cease performing services for the Company, or hire, participate with or attempt to participate with in any venture for any purpose any Service Provider or any Service Provider who has left the employment of or ceased to perform services for the Company within one year of the termination of such Service Provider’s services for the Company.

(d) The Executive acknowledges that any breach of his obligations under this Section 5 cannot be adequately compensated by damages in an action at law and may cause the Company great and irreparable injury and damage. Accordingly, in the event that the Executive breaches or threatens to breach any provisions of this Section 5, then in addition to any other rights which the Company may have, the Company shall be entitled, without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond or other security with respect thereto, to the remedies of injunction, specific performance and other equitable relief to redress any breach, and no proof of special damages shall be necessary for the enforcement of or for any action for breach of the Executive’s obligations. In the event that a proceeding is brought in equity to enforce the provisions of this Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Nothing contained in this Section 5(d) shall be construed as a waiver by the Company of any other rights, including, without limitation, rights to damages or profits.

(e) The Executive agrees that the period during which the covenants contained in this Section 5 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 5.

(f) The Company and the Executive agree that it was their intent to enter into a valid and enforceable agreement. The Executive and the Company thereby acknowledge the reasonableness of the restrictions set forth in this Section 5, including the reasonableness of the duration as to time and the scope of activity restrained. The Executive agrees that if any covenant contained in Section 5 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

(g) If the Executive’s employment with the Company is terminated for any reason, the Executive agrees to advise the Company of the name of the Executive’s new employer. The Executive further agrees that the Company may notify any person or entity employing the Executive or evidencing an intention of employing the Executive of the existence and provisions of this Agreement.

6. The Executive’s Representations. The Executive represents to the Company that:

(a) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound;

(b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable against him in accordance with its terms;

(c) as of the Start Date, the Executive will not be a party to any agreement with any person, other than an agreement with the Company, restricting the use of another person’s confidential information or restricting the Executive from providing future employment, consulting or other service;

(d) no prior or pending litigation, arbitration, investigation or other proceeding of any kind will prevent or hinder the Executive from performing his duties under this Agreement; and

(e) the Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7. Change in Control.

(a) Definitions.

(i) For purposes of this Section 7, “Change in Control” means (I) any merger or consolidation of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a controlling interest in the surviving entity immediately after such consolidation, merger or reorganization; (II) any transaction or series of related transactions in which control of the Company is acquired by a person or group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto; or (III) a sale or other disposition of all or substantially all of the assets of the Company; provided that in no event will a Change in Control include any of the following transactions: (A) any consolidation, merger or similar transaction effected exclusively to change the domicile of the Company; (B) any transaction or series of transactions in which voting securities of the Company are issued principally for bona fide financing purposes or any successor or indebtedness or equity securities of the Company are cancelled or converted or a combination thereof, including, without limitation, an initial public offering or other offering of the Company’s capital stock; (C) any acquisition of such voting power by an individual or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company; or (D) any transaction where control of the Company, the surviving parent entity or the entity to which all or substantially all of the

Company’s assets are transferred in the transaction or series of transactions is controlled directly or indirectly by one or more Kaplan Parties.

(ii) “Kaplan Party” means (a) Thomas S. Kaplan or Dafna Recanati Kaplan; (b) any spouse, parent, sibling or descendant (including by adoption) of either of the persons referred to in clause (a) above; (c) any trust created for the benefit of any of the persons described in clauses (a) or (b) above or any trust for the benefit of such trust; or (d) any person controlled by one or more of the persons referred to in clauses (a), (b) or (c) above.

(iii) “Control” (including its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the beneficial ownership of voting securities, by contract or otherwise.

(b) Change in Control Severance Benefits. If there is a Change in Control, and within one (1) year of such Change in Control, the Executive’s employment is terminated under the circumstances described in Sections 4(a) through 4(f) above, the Executive shall be entitled to the following: (I) if such termination is a termination by the Company without Cause pursuant to Section 4(a) or the Executive resigns for Good Reason pursuant to Section 4(b), the Company shall pay the Executive the Accrued Obligations and the Pro Rata Bonus and, in addition, subject to the provisions of Section 19, (A) an amount equal to twenty-four (24) months of the Executive’s Base Salary at the rate in effect on the date of termination or resignation, payable in a lump sum within sixty (60) calendar days of the date of termination or resignation; and (B) provided the Executive timely elects continuation coverage under COBRA, the Company shall also pay, on the Executive’s behalf, the portion of monthly premiums for the Executive’s group health insurance, including coverage for the Executive’s dependents, that the Company paid immediately prior to the date of termination or resignation, during the eighteen (18) month period following the date of termination or resignation, subject to the Executive’s continued eligibility for COBRA coverage. The Company will pay for such COBRA coverage for eligible dependents only for those dependents who were enrolled immediately prior to the date of termination or resignation. The Executive will continue to be required to pay that portion of the premium for the Executive’s health coverage, including coverage for the Executive’s eligible dependents, that the Executive was required to pay as an active employee immediately prior to the date of termination or resignation. Notwithstanding the foregoing, in the event that under applicable guidance the reimbursement of COBRA premiums causes the Company’s group health plan to violate any applicable nondiscrimination rule, the parties agree to negotiate in good faith a mutually agreeable alternative arrangement; and (II) if such termination is a termination or resignation under the circumstances described in Sections 4(c), 4(d), 4(e) or 4(f), the Executive shall be entitled to the compensation and benefits for which the Executive is eligible under such sections.

(c) Termination Preceding Change in Control. Notwithstanding the provisions of the above subsection 7(b), if the Executive’s employment with the Company is terminated by the Company without Cause within three (3) months preceding the occurrence of a Change in Control and such termination without Cause occurred in anticipation of a Change in Control at the request of the acquirer, the Executive shall be entitled to the payments and benefits described in the above subsection 7(b)(I).

8. Taxes. The Company shall be entitled to withhold from any payment or benefit provided under this Agreement an amount sufficient to satisfy all federal, state and local income and employment tax withholding requirements.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

John Galassini

1500 Taos Lane

Reno, NV 89511

United States

Notices to the Company:

Sunshine Silver Mines Corporation

370 17th Street, Suite 3800

Denver, CO 80202

USA

Attention: Roger Johnson

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement, together with the agreements referred to herein in Section 3(c), contains the entire agreement of the Parties hereto with respect to the terms and conditions of the Executive’s employment with the Company and activities following termination. This Agreement supersedes any and all prior agreements and understandings, whether written or oral, between the Parties with respect to the terms and conditions of the Executive’s employment with the Company and activities following termination. This Agreement may not be changed or modified except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, personal representatives, executors and administrators, successors and assigns, except that the Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

14. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York and the federal laws of the United States of America, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America.

15. Dispute Resolution and Arbitration. Subject to Section 5(d), the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. If the matter has not been resolved within thirty (30) calendar days of a Party’s request for negotiation, either Party may initiate proceedings or arbitration only as provided herein. Subject to Section 5(d), if any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof has not been resolved by negotiation, such dispute shall be settled by binding arbitration in accordance with the then current rules of JAMS by a single independent and impartial arbitrator who is located in Denver, Colorado. The arbitrator selected must have an expertise in the matter(s) in dispute. Each party shall bear his/its own fees and costs; the fees, costs and all administrative expenses of arbitration shall be borne equally by the Company and the Executive. The Parties understand and agree that the arbitration is subject to the rules of JAMS; that the arbitrator’s decision and award shall be final and binding as to all claims that were, or could have been, raised in arbitration; and that judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. Any award rendered hereunder may include an award of attorneys’ fees and costs but shall not include punitive damages. The statute of limitations of the state of New York applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Survival. In the event of the Executive’s termination of, or resignation from, employment, Sections 4, 5, 8, 9, 10, 13, 14, 15 and 16 shall survive and continue in full force to the extent necessary to enforce their terms.

18. Jobs Act Compliance.

(a) This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Each payment under this Agreement is intended to be excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-l(b)(4), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(b) All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(l)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(c) For all purposes of this Agreement, the Executive shall be considered to have terminated employment with the Company when the Executive incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i).

(d) Notwithstanding any provision of this Agreement to the contrary, the parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until the first business day next following the earlier of (i) the date that is six months and one day following the date of the Executive’s termination of employment, (ii) the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A.

19. Release. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 4 and 7, other than (i) compensation accrued but unpaid as of the effective date of the Executive’s termination; (ii) accrued but unused vacation in accordance with Company policy; and (iii) all business expenses that were incurred but not reimbursed, shall only be payable if the Executive executes and delivers to the Company, within 60 days after termination of employment, in the Company’s standard form, a general release of all claims of the Executive up to the date of such release.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SUNSHINE SILVER MINES CORPORATION

By:	/s/ STEPHEN A. ORR
Name:	STEPHEN A. ORR
Title:	EXECUTIVE CHAIRMAN

/s/ JOHN GALASSINI
JOHN GALASSINI – the Executive

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